August 09, 2006 07:00 AM US Eastern Timezone
Invisa Releases Shareholder Update Letter and Details Market Strategy

SARASOTA, Fla.--(BUSINESS WIRE)--Aug. 9, 2006--Invisa, Inc.(OTCBB:INSA) recently announced an important addition to its management team, William Hildebrand, who joined the Company as Senior Vice President of Sales and Marketing. In an effort to keep its stockholders and the market better informed of recent corporate developments and market activities, Invisa provided the following sales and marketing update to its stockholders.

Dear Invisa Shareholders:

It has been just a little under two months since it was officially announced in the press that I would be joining the Invisa team as their head of Sales and Marketing. I would like to bring all shareholders up to date on several initiatives we are currently working on here at Invisa. In addition, I would also like to share with you my vision of where the moving access gate/commercial overhead door industry is most likely headed in the future, and how we are currently positioning Invisa to capitalize on the many developing opportunities that lay ahead of us in this rapidly changing and dynamic marketplace.

As a brief summary of my background, I come to Invisa with over 30 years of diversified experience. During the past nine years I served as the Chief Operating Officer and then President of Operator Specialty Company (OSCO), a manufacturer of gate and commercial door operators and an Invisa OEM Partner. As an Invisa OEM partner, I have known about Invisa over the past years as they have been actively progressing and introducing their SmartGate(R) products to the market. I have always been impressed with the quality of the science behind their patented technology, which is not only elegant and innovative; it is also quite unique with respect to the fact that no one else has anything even remotely similar.

The unique advantages offered by Invisa's capacitance sensing technology can be applied to a broad number of markets. InvisaShield(R) can detect intruders who violate a sensing zone ranging from millimeters up to 1 meter. The company is currently developing a line of products based on its patented InvisaShield(R) technology for use in a number of life safety and security applications. These potential safety applications markets include pool fencing, elevators, automated doors, machine guarding and security applications such as static object protection, and perimeter protection.

The SmartGate(R) product generates an invisible protective field that moves with and precedes the potentially hazardous leading edge of powered gates, garage doors, sliding doors and other powered closures.

For the foreseeable future the company will focus its marketing energy in three areas: parking, commercial garage doors and swimming pool fencing. The parking industry has been Invisa's primary customer base for many years. This market does not have any requirements for secondary entrapment protection but the potential damage to personal property and people drives product sales.

The second market we are focusing on is the commercial garage door industry which is undergoing a revision to UL 325. This revision will require secondary entrapment protection on commercial garage doors. The goal is to have Invisa's products included with other acceptable secondary entrapment protection devices for this application. The company is in the process of having its product tested by door and operator manufacturers so they will include Invisa's devices in their literature and instruction manuals as acceptable for their applications. Invisa's dual purpose product, both a non-contact and contact device, should gain wide popularity in this market.

The third market Invisa will be addressing is the pool fence industry. Protecting pools to reduce the number of drownings is a very important mission for the pool industry. Using Invisa's technology would provide an advance warning system for monitoring when children attempt to cross the fence into the pool area. Most pool alarms react after someone is in the pool. Invisa is in the process of testing product with a pool fence manufacturer. This should prove to be a significant application for Invisa's products with potential rapid growth.

By focusing our energies in just these three markets for the foreseeable future Invisa will be better positioned to respond to the market's needs and gain broad-based acceptance of its products for use in these markets. After this is accomplished Invisa will look at other high potential markets where this technology will provide unique advantages.

About Invisa

Invisa presence-sensing solutions serve the electronic life safety and security markets. Invisa's proprietary InvisaShield(R) technology is based upon capacitive sensing and is resistant to known methods of circumvention without employing infrared, laser, ultrasound or microwave radiation. InvisaShield can detect intruders who violate a sensing zone ranging from millimeters up to 1 meter. Invisa's SmartGate(R) safety system generates an invisible protective field that moves with and precedes the potentially hazardous leading edge of powered gates, garage doors, sliding doors and other powered closures. With an estimated 60,000 new parking control gates installed each year, and an installed base of over 1,000,000 gates worldwide, an enormous market currently exists for Invisa's SmartGate technology. In addition to parking gates, Invisa is currently developing a similar line of products based on its patented InvisaShield(R) technology for the overhead, garage and industrial door markets and for the museum security market. For information about SmartGate(R) products or the patented InvisaShield(R) technology, visit http://www.invisa.com or call 941-355-9361. A video of SmartGate in action can be viewed at the company Web site.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Factors which may cause such differences include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.

Contacts
Invisa, Inc., Sarasota
Carl Parks, 941-355-9361
CParks@Invisa.com